SEPARATION AGREEMENT

         This Separation Agreement (hereinafter "Agreement") is made and entered into by and between Michael Hanna (hereinafter "Hanna"), and Louisiana-Pacific Corporation (hereinafter ("L-P"). For purposes of this Agreement, references to "L-P" shall include all officers, directors, employees, agents, parent corporations, divisions, subsidiaries and all persons acting by, through, under or in concert with any of them, and "Hanna" shall include any heirs, assigns or other persons or entities acting on Hanna's behalf.

         L-P and Hanna have agreed to amicably separate their employment relationship upon the following terms and obligations:

1. Separation Date. Hanna will receive his regular salary and benefits through his pay-through date of November 15, 1998, which date represents his last regular workday, plus six weeks vacation. Hanna acknowledges this sum represents all wages due him.

2.     Compensation and Other Consideration.

         a. Separation Pay - Hanna shall receive a lump sum of $85,000, payable on the date of separation, which consists of the Employee Stock Ownership Trust as described in paragraph 2(d) and Stock Options as described in paragraph 2 (h) , less required withholdings, as separation pay. In addition, Hanna shall receive the sum of $511,200.16, less required withholdings, during each of the years of 1998 and 1999 pursuant to his A.C.I. employment agreement. Hanna shall have the option of determining when in each year the payment is to be made.

         b. Medical, Dental and Vision Insurance - Following the termination of Hanna's present L-P-paid coverages upon Hanna's last regular workday, Hanna will be offered medical, vision and dental continuation coverage pursuant to the Federal Consolidated Omnibus Reconciliation Act ("COBRA")at Hanna's own expense.

         c. Other Insurance - Business Accident Travel insurance will cease on Hanna's last regular workday. Personal Accident Insurance and Long Term Disability will continue until the last regular workday for which a Personal Accident Insurance and Long Term Disability payroll deduction for Hanna is taken.

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         d. Employee Stock Ownership Trust - Hanna  acknowledges  that as of his last regular workday, he has 1,250 shares vested in this trust but that he has no further rights in the trust.

         e. Employee Stock Purchase Plans - Nothing in this Agreement will affect or impair Hanna's rights under the Employee Stock Purchase Plans offered to L-P employees.

         f. Annual Bonus - Hanna will be paid his 1998 annual bonus of $132,000, less required withholdings, in December 1998 or January 1999, at his choosing.

         g. Long Term Incentive Compensation - Hanna acknowledges that as of November 15, 1998, he has no vested shares in the Long Term Incentive Compensation program.

         h. Stock Options - Hanna will have ninety (90) days from his last regular workday in which to exercise the rights to any stock options which are vested as of his last regular workday. All of Hanna's stock options which are not vested as of his last regular workday shall be forfeited. Hanna shall have no right to stock options which are not vested as of his last regular workday.

3. Future Cooperation. As further consideration, Hanna acknowledges that he has acquired particular knowledge, information and expertise in his capacity as Executive Vice President of L-P, and shall make himself available, as reasonably necessary, in person and by telephone to cooperate and provide assistance to L-P regarding pending and future government investigations, pending and future administrative actions and pending or future litigation, for which he has or enjoys such information, knowledge and expertise. Hanna will be compensated for his time pursuant to a rate of $175 per hour with a maximum of $2,000 per day and will be reimbursed for expenses for reasonable travel, telephone, mail and other similar items, as required.

 4. S.E.C. Investigation. The Securities and Exchange Commission ("S.E.C.") has questioned Hanna regarding certain activities concerning L-P'S acquisition of GreenStone Industries, Inc. L-P has advanced and shall continue to advance Hanna's reasonable counsel fees and expenses, if any, in this and any related matter. Both parties agree that Hanna's rights to such advanced funds shall be governed by the Delaware General Corporation Law and L-P's bylaws regarding indemnification, and Hanna undertakes to repay to L-P the full amount of any such advanced funds if it shall ultimately be determined that he is not entitled to indemnification with respect to them.

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5.     Financial Planninq Services. L-P shall provide to Hanna at L-P's expense, financial services consistent with its current practices, through Ayco Company, L.P., through December 31, 1998, and including preparation of his 1998 income taxes.

6. Hanna understands that he has, by this Agreement, been advised to consult with an attorney of his choice before signing. Hanna also understands that he has up to twenty-one (21) full days to consider whether to sign this Agreement. By signing on the date shown below, Hanna voluntarily elects to forego waiting 21 full days to sign the Agreement.

7. Hanna and L-P acknowledge and agree that for a period of seven (7) calendar days following his execution of this agreement, Hanna may revoke this Agreement by providing L-P with written notification of such revocation and that this Agreement shall not become effective or enforceable until such revocation period has lapsed.

8. Non-Disclosure. Hanna recognizes and acknowledges that during the course of his employment he has had and will continue to have access to certain information not generally known to the public, relating to the products, sales or business of L-P which may include without limitation, data, programs, customer or contact lists, sources of supply, prospects or projections, manufacturing techniques, processes, formulas, research or experimental work, work in process, trade secrets or any other proprietary or confidential matter (collectively "Confidential Information"). Hanna agrees that, except as directed by L-P, Hanna will not at any time, whether during or after his employment with L-P, use or disclose to any person for any purpose other than for the benefit of L-P, any Confidential Information, or permit any person to use, examine or make copies of any documents, files, data or other information sources which contain or are derived from Confidential Information, whether prepared by Hanna or otherwise coming into Hanna's possession or control, without the prior written permission of L-P.

 9. Confidentiality. The Parties agree to keep the terms, amount and fact of this Agreement confidential, and to not hereafter disclose any information concerning this Agreement to anyone, including, but not limited to, any past, present, or prospective employee or applicant for employment of L-P, without the express written permission of L-P. Notwithstanding the above, it shall not be a breach of this Agreement if such disclosure is between Hanna and his immediate family, between Hanna and officers of L-P, or if

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       such  disclosure  is necessary for  effectuating  this  Agreement,  is by compulsion of law, is made to an attorney for legal advice, or is made to a tax advisor for tax planning and preparation purposes, provided that Hanna shall impose on any such person these strict confidentiality requirements. Any breach by Hanna of this provision will be remedied by immediate repayment by Hanna of the consideration provided in paragraph 2(a), in addition to any other remedies, including equitable remedies, recoverable under the law.

10. Complete Agreement. This Agreement embodies the complete understanding and agreement of the parties hereto relating to the subject matter hereof.

11. Advice of Attorneys. Hanna has been advised to consult with an attorney or attorneys of his choosing before executing this Agreement.

12. Attorney Fees. It is hereby agreed among the parties that should any complaint be filed or claim be made arising out of the breach of any of the provisions of this Agreement or for the purpose of enforcing any of its provisions, the prevailing party or parties shall be entitled to its or their reasonable attorney fees from all other parties as determined by the trial court. If any appeal is taken from the decision of the trial court, the prevailing party or parties shall be entitled also to its or their additional attorney fees on appeal as determined by the appellate court.

13. Choice of Law. This Agreement is made and entered into in the State of Oregon and shall in all respects be interpreted, enforced and governed under the laws of Oregon. The language of all parts of the Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties. Should any portion of this agreement be found void, the remainder shall continue in full force and effect.

14. No admission. This Agreement shall not be construed in any manner as an admission by either party that either has violated any law, policy or procedure or acted wrongfully with respect to the other or to any other person. The parties understand that each specifically disclaims any liability to the other arising from Hanna's employment relationship with L-P. Each party retains those rights not specifically addressed in this Agreement.

15.    Execution of Agreement. This Agreement may be executed in counterparts.

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This release is executed by me without reliance on any  representation by L-P or any of its representatives and I further state that I HAVE CAREFULLY READ THE FOREGOING SETTLEMENT, HAVE BEEN ADVISED OF ITS MEANING AND CONSEQUENCES AND KNOW THE CONTENTS THEROF AND I SIGN THE SAME AS MY OWN FREE ACT.

Executed at 8:40 a.m., this 29th day of October, 1998.


LOUISIANA-PACIFIC CORPORATION                MICHAEL HANNA


By:  /s/ Mark A. Suwyn                      /s/ Michael D. Hanna

Title:  CEO & Chairman

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